Exhibit 10.13

Mark A. Vega, State Bar No. 162621

LIBERTAS LAW GROUP

280 S. Beverly Drive, Suite 204

Beverly Hills, California 90212

P (310) 402-2148; F (310) 421-9214

mvega@libertaslaw.com

Attorneys for Plaintiff

IRONRIDGE GLOBAL IV, LTD.

Ellen Pulver Flatt, Esq.

ENTERTAINMENT GAMES, INC.

2000 Cabot Blvd. West, Suite 110

Langhorne, Pennsylvania 19047

P (215) 750-6606 x183; F (215) 750-3722

epulverflatt@egames.com

Counsel for Defendant

ENTERTAINMENT GAMES, INC.

SUPERIOR COURT OF THE STATE OF CALIFORNIA

FOR THE COUNTY OF LOS ANGELES

CENTRAL DISTRICT

IRONRIDGE GLOBAL IV, LTD.,	Case No. BC467574

Plaintiff,	Assigned for All Purposes to: Hon. Susan Bryant-Deason
v.
STIPULATION FOR SETTLEMENT OF CLAIMS
EGAMES, INC.,
Defendant.	Date: August 26, 2011 Time: 8:30 am Dept: 52

Trial Date: None Set

Plaintiff Ironridge Global IV, Ltd. (“Plaintiff’’) and Defendant Entertainment Games, Inc., formerly known as eGames, Inc. (herein “Defendant”)1 stipulate to the facts, terms, and conditions

[1]	On August 19, 2011, Defendant changed its name from eGames, Inc. to Entertainment Games, Inc.

STIPULATION FOR SETTLEMENT OF CLAIMS

contained in the [Proposed] Order Approving Settlement (“Order”) submitted herewith and incorporated herein by this reference, and further stipulate and agree as follows:

Plaintiff and Defendant request that the Court enter an order substantially in the form of the concurrently filed proposed Order.

1. Defendant develops, publishes, markets, and sells software games primarily for the personal computer (PC) internationally and in North America including Los Angeles, California. Defendant’s stock is traded on the over-the-counter market in the pink sheets under the trading symbol “EGAM,” but Defendant’s securities are not registered, and Defendant is not subject to the reporting requirements, under the Securities Exchange Act of 1934, as amended.

2. Plaintiff owns bona fide claims (the “Claims”) against Defendant in the aggregate amount in excess of $257,576.75 (the “Claim Amount”), plus allowable interest, attorney fees and costs. Defendant has not paid the amount due on the Claims. Plaintiff filed the above-captioned collection action, which the parties now seek to settle by this Stipulation and the proposed Order.

3. Defendant desires to settle the Claims in exchange for the issuance to Plaintiff of shares of Defendant’s common stock (“Common Stock”). Plaintiff desires to accept such shares in accordance with the terms of this Stipulation, subject to court approval following a hearing as envisioned by Section 25017(f)(3) of the California Corporations Code, and Section 3(a)(10) of the federal Securities Act of 1933.

4. Plaintiff has agreed to the proposed settlement terms and conditions, and believes that they are sufficiently fair such that Plaintiff is willing to enter into this Stipulation. In addition, Defendant’s board of directors has considered the proposed transaction and has resolved that its terms and conditions are fair to, and in the best interests of, Defendant and its stockholders. Accordingly, both parties request Court approval of the settlement provided for herein as fair, reasonable and adequate. The parties submit this Stipulation to the Court on ex parte application, and request that the Court enter an Order approving this Stipulation at the hearing thereon.

5. It is the intent and effect of this Stipulation that the Order, when signed, shall end, finally and forever any claim to payment or compensation of any kind or nature that Plaintiff had,

STIPULATION FOR SETTLEMENT OF CLAIMS

now has, or may assert in the future against Defendant arising out of the Claims. In this regard, and subject to compliance with the Order, effective upon the execution of the Order, each party hereby releases and forever discharges the other party, including all of the other party’s officers, directors, members, managers, representatives, agents and attorneys, from any and all claims, demands, debts, liabilities, obligations, and causes of action, whether known or unknown, at law or in equity, suspected or unsuspected, fixed or contingent, arising out of, connected with, or incidental to the Claims. Each party further agrees that with respect to the matters released herein, such party expressly waives any and all rights and benefits conferred upon it by the provisions of California Civil Code Section 1542 and any similar law of any state or territory of the United States. California Civil Code Section 1542 provides, in full, as follows: “§ 1542 General Release—Claim Extinguished. A general release does not extend to Claim which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.”

6. In full and final settlement of the Claim, Defendant will issue and deliver to Plaintiff (a) 1,950,000 shares of Common Stock (the “Initial Issuance”), subject to adjustment as set forth below, and (b) a 5-year warrant to purchase 572,393 additional shares of Common Stock, at an exercise price of $0.54, be first exercisable six months after the Issuance Date (defined below), and providing for cashless exercise anytime a resale registration statement under the Securities Act of 1933, as amended (the “Securities Act”), covering the underlying shares is not effective.

7. No later than the first business day following the date that the Court enters the Order, time being of the essence, Defendant shall: (a) cause its legal counsel to issue an opinion to Defendant’s transfer agent, in form and substance reasonably acceptable to Plaintiff and such transfer agent, that the shares of Common Stock to be issued as the Initial Issuance are legally issued, fully paid and non-assessable, are exempt from registration under the Securities Act and may be issued without restrictive legend; (b) transmit via email, facsimile and overnight delivery an irrevocable and unconditional instruction to Defendant’s stock transfer agent; and (c) issue the

STIPULATION FOR SETTLEMENT OF CLAIMS

Initial Issuance, as Direct Registration System (DRS) shares to Plaintiff’s balance account with The Depository Trust Company (DTC) or through the Fast Automated Securities Transfer (FAST) Program of DTC’s Deposit/Withdrawal Agent Commission (DWAC) system, without any restriction on transfer. The date upon which the Initial Issuance is complete, and the shares have been received into Plaintiff’s account, shall be referred to as the “Issuance Date.”

8. Following the lesser of (a) 90 days, or (b) that number of consecutive trading days following the Issuance Date required for the aggregate trading volume of the Common Stock, as reported by Bloomberg, to equal $832,730.25 (the “Calculation Period”), Plaintiff will retain that number of shares with an aggregate value equal to (i) the sum of the Claim Amount, plus reasonable attorney and agent fees through the end of the Calculation Period, (ii) divided by 65% of the average of the daily volume weighted average prices (“VWAP”), as reported by Bloomberg, over the Calculation Period. (the “Final Amount”).

9. For every one (1) million shares that trade during the Calculation Period, or if at any time during the Calculation Period a daily VWAP is below $0.30, Plaintiff has the right to cause Defendant to immediately issue additional shares (each, an “Additional Issuance”), subject to the limitation in the paragraph below. At the end of the Calculation Period, (a) if the sum of the Initial Issuance and any Additional Issuance is less than the Final Amount, Plaintiff shall immediately issue additional shares to Defendant, up to the Final Amount, and (b) if the sum of the Initial Issuance and any Additional Issuance is greater than the Final Amount, Plaintiff shall promptly return any remaining shares to Defendant or its transfer agent for cancellation.

10. Under no circumstances whatsoever shall Defendant issue to Plaintiff a number of Shares in connection with the settlement of the Claim which, when aggregated with all shares of Common Stock then owned or beneficially owned or controlled by Plaintiff and its affiliates, at any time exceed 9.99% of the total number of shares of Common Stock then outstanding.

11. Defendant hereby represents and warrants to Plaintiff as follows: there are 17,762,343 shares of Common Stock of Defendant issued and outstanding; the shares of Common Stock to be issued in the Initial Issuance are duly authorized and, when issued pursuant to the

STIPULATION FOR SETTLEMENT OF CLAIMS

Order, will be duly and validly issued, fully paid and non-assessable, free and clear of all liens, encumbrances and preemptive and similar rights to subscribe for or purchase securities; the shares will be exempt from registration under the Securities Act and issuable without any restrictive legend; Defendant has reserved from its duly authorized capital stock a number of shares of Common Stock at least equal to the number of shares that could be issued pursuant to the terms of this Stipulation; execution of this Stipulation and performance of the Order by Defendant and Plaintiff will not (a) conflict with, violate, or cause a breach or default under any agreements between Defendant and any creditor (or any affiliate thereof) related to the account receivables comprising the Claims, or (b) require any waiver, consent, or other action of Defendant or any creditor, or their respective affiliates, that has not already been obtained; without limitation, Defendant hereby waives any provision in any agreement related to the account receivables comprising the Claims requiring payments to be applied in a certain order, manner, or fashion, or providing for exclusive jurisdiction in any court other than this Court; Defendant has all necessary power and authority to execute, deliver and perform all of its obligations under this Stipulation; the execution, delivery and performance of this Stipulation by Defendant has been duly authorized by all requisite action on the part of Defendant and this Stipulation has been duly executed and delivered by Defendant; as of the date of this Stipulation and during the 90 calendar days prior to the date of this Stipulation, neither Plaintiff nor any of the creditors from whom Plaintiff acquired the Claims, nor any of their affiliates, is or was an affiliate of Defendant.

12. Until after the end of the Calculation Period, neither Plaintiff nor any of its affiliates shall (a) hold any net short position in the Common Stock, or (b) engage in or affect, directly or indirectly, any short sale of the Common Stock that results in a net short position.

13. For so long as Plaintiff or any of its affiliates holds any shares of Common Stock, neither Plaintiff nor any of its affiliates shall: (a) vote any shares of Common Stock owned or controlled by it (unless voting in favor of a proposal approved by a majority of Defendant’s Board of Directors), or solicit any proxies or seek to advise or influence any person with respect to any voting securities of Defendant; or (b) engage or participate in any actions, plans or proposals that

STIPULATION FOR SETTLEMENT OF CLAIMS

relate to or would result in (i) Plaintiff or any of its affiliates acquiring additional securities of Defendant, alone or together with any other person, which would result in Plaintiff and its affiliates collectively beneficially owning or controlling, or being deemed to beneficially own or control, more than 9.99% of the total outstanding Common Stock or other voting securities of Defendant, (ii) an extraordinary corporate transaction, such as a merger, reorganization or liquidation, involving Defendant or any of its subsidiaries, (iii) a sale or transfer of a material amount of assets of Defendant or any of its subsidiaries, (iv) any change in the present board of directors or management of Defendant, including any plans or proposals to change the number or term of directors or to fill any existing vacancies on the board, (v) any material change in the present capitalization or dividend policy of Defendant, (vi) any other material change in Defendant’s business or corporate structure, (vii) changes in Defendant’s charter, bylaws or instruments corresponding thereto or other actions which may impede the acquisition of control of Defendant by any person, (viii) causing a class of securities of Defendant to be delisted from a national securities exchange or to cease to be authorized to be quoted in an inter-dealer quotation system of a registered national securities association, (ix) causing a class of equity securities of Defendant to become eligible for termination of registration pursuant to Section 12(g)(4) of the Securities Exchange Act of 1934, as amended, or (x) taking any action, intention, plan or arrangement similar to any of those enumerated above. The provisions of this paragraph may not be modified or waived without further order of the Court.

14. Defendant shall indemnify, defend and hold Plaintiff and its affiliates harmless with respect to all obligations of Defendant arising from or incident or related to this Stipulation, including, without limitation, any claim or action brought derivatively or by shareholders of Defendant.

15. The parties to this Stipulation represent that each of them has been advised as to the terms and legal effect of this Stipulation and the Order provided for herein, and that the settlement and compromise stated herein is final and conclusive forthwith, subject to the conditions stated

STIPULATION FOR SETTLEMENT OF CLAIMS

herein, and each attorney represents that his or her client has freely consented to and authorized this Stipulation after having been so advised.

16. This Stipulation constitutes Defendant’s answer to the Complaint in this Action. Each party hereto waives a statement of decision, and the right to appeal from the Order after its entry. Defendant further waives any defense based on the rule against splitting causes of action. Except as expressly set forth herein, each party shall bear its own attorneys’ fees, expenses and costs.

17. This Stipulation may be executed in counterparts and by facsimile, portable document format (“pdf”) or other electronic format, each of which shall constitute an original and all of which together shall be deemed together as a single instrument

18. Upon entry of the Order approving this Stipulation, the Action shall be dismissed in its entirety. The dismissal shall be with prejudice, except that the Court shall retain jurisdiction to

STIPULATION FOR SETTLEMENT OF CLAIMS

enforce the terms of this Stipulation by a motion brought by any party under Section 664.6 of the California Code of Civil Procedure.

DATED: August 25, 2011	IRONRIDGE GLOBAL IV, LTD.

By:
Peter Cooper
Vice President

DATED: August 25, 2011	LIBERTAS LAW GROUP

By:
Mark A. Vega
Attorneys for Plaintiff
IRONRIDGE GLOBAL IV, LTD.

DATED: August 25, 2011	ENTERTAINMENT GAMES, INC. formerly EGAMES, INC.

By:
Gerald W. Klein
Chief Executive Officer

DATED: August 25, 2011	ENTERTAINMENT GAMES, INC. formerly EGAMES, INC.

By:
Ellen Pulver Flatt Counsel for Defendant,
ENTERTAINMENT GAMES, INC.

STIPULATION FOR SETTLEMENT OF CLAIMS

8